EXHIBIT 10.1

PSG DOYLE CAPITAL LIMITED Level 11, 151 Macquarie Street, Sydney NSW 2000 Australia telephone +61 2 8298 2000 facsimile +61 2 9251 7311 ABN 52 094 250 352

STRICTLY PRIVATE & CONFIDENTIAL

18 August 2003

The Directors
American South West Holdings Incorporated

By Email: adriang@ca.com.au

Dear Sirs:

Further to our discussions in relation to the role as corporate adviser to American South West Holdings Incorporated (“ASW” or “the Company”) we are writing to you to confirm that Doyle Capital Limited (“DCL”) will be pleased to accept the appointment. We set out below the scope of our work, the basis of our remuneration and additional terms of our engagement.

1	Scope of our work

1.1	DCL will act as corporate adviser to ASW in connection with the acquisition of the shares of Metal Sands Limited (“MSA”). The scope of our role is set out as Annexure 1.

1.2	DCL will act as lead capital raiser to ASW. This role will include at least three equity capital raisings:

1.2.1	A minimum of USD 400,000 to be raised to fund, inter-alia, the working capital requirements of MSA in relation to its current mineral sands project (“MSA Project”);

1.2.2	Approximately USD 3 million for the development and publication of a bankable feasibility study and to get the MSA Project operational;

1.2.3
The necessary debt and equity funding to fund the capital expenditure requirements of ASW/MSA going forward, in accordance with a strategic plan to be developed by ASW/MSA in consultation and agreement with DCL.

1.3
DCL will act as corporate adviser in respect of any other future capital raising transactions with which ASW is involved, while the mandate described in clause 1.4 is in place and on terms negotiated from time to time.

PSG DOYLE CAPITAL LIMITED

1.4
DCL will act as the ongoing corporate adviser to ASW, unless this mandate is terminated by ASW, which it may do by not less than three months’ written notice to DCL effective at any time after August 2006. Details of this role are set out in Annexure 2.

2	Basis of remuneration

2.1	DCL will be remunerated as follows:

2.1.1
DCL is to be issued with 15,000,000 warrants in ASW at an exercise price of US4c per warrant. Each warrant will be convertible to one ordinary share in ASW. The exercise of these warrants shall be contingent on:

•	The acquisition by ASW of MSA; and

•	a capital raising by DCL on behalf of ASW of a minimum of US$400,000.

2.1.2	A total fee of 6% on all equity raised, plus a 3% on all debt raised in terms of 1.2.2 and 1.2.3.

2.1.3	For all transactions in respect of 1.3, a separate fee will be negotiated;

2.1.4
A monthly retainer of US$15,000 per month for three years in respect of 1.4 commencing on the date of signature by both ASW and MSA of the Heads of Agreement (the “Signature Date”) and monthly in advance on the Signature Date (pro-rated for that month) and thereafter on the first day of each and every calendar month. For the first year the retainer will be in the form of a reduction in the warrant price payable by DCL. The retainer will therefore have no impact on the cash flow of ASW during the first year of the retainer. From the date of commencement of the second year of the retainer, DCL can elect to take the fee in cash or as a reduction in the warrant price.

2.2
ASW will reimburse DCL, on invoice, for (i) the fees and disbursements of legal and other advisers retained by DCL on ASW’s behalf (provided that DCL will consult in good faith with ASW before engaging any such advisers), (ii) the costs of any printing and proofing of documents prepared and (iii) any other out of pocket expenses incurred in connection with the any of the above transactions (provided that DCL will seek ASW’s authorisation before incurring any such expenses which individually amount to more than AUD5,000), together in each case with an amount equal to any GST incurred thereon which is not otherwise recoverable by GST.

PSG DOYLE CAPITAL LIMITED

2.3
No fee payable to any other adviser by ASW or by any other business in connection with the acquisition of MSA or the events described in 1.2 shall reduce or otherwise affect any fee or commission payable hereunder.

3	Confidentiality

DCL undertakes to keep confidential any confidential information which is provided to it by ASW or MSA and which is not publicly available and not to disclose such information or to third parties, otherwise than in accordance with the Company’s instructions. Disclosure will, however, be permitted as required by law. Where practicable, before making any required disclosure DCL will notify ASW to provide the opportunity for the ASW to contest such disclosure by lawful means.

4	Governing law and no amendment

4.1	The provisions of this letter shall be governed by and construed in accordance with the Law of New South Wales without regard to the conflict of laws provisions thereof.

4.2	ASW and DCL irrevocably agree that the Courts of New South Wales are to have exclusive jurisdiction to settle any disputes that may arise out of or in connection with the provisions of this letter.

4.3	No variation, amendment, waiver or consensual cancellation of the terms of this letter shall be of any force and effect unless reduced to writing and signed by ASW and by DCL.

5	Indemnity

5.1
Subject to the provisions of clause 5.2 to the contrary, ASW and MSA shall jointly and severally indemnify DCL against all claims, actions, proceedings, investigations, demands, judgements and awards (together “Claims”) which may be instituted, made, threatened or alleged against or otherwise involve DCL, and against all losses, liabilities, damages, costs, charges and expenses (together “Losses”) which may be suffered or incurred by DCL, in connection with or arising out of the services rendered or duties performed by DCL under this letter including (without limitation) all Losses which DCL may incur in investigating, preparing, disputing or defending, or providing evidence in connection with, any Claim (whether or not DCL is an actual or potential party to such Claim) or in establishing any Claim or mitigating any Loss on its part or otherwise enforcing its rights under this paragraph 5 which shall be additional and without prejudice to any rights which DCL may have at common law or otherwise.

PSG DOYLE CAPITAL LIMITED

5.2
DCL shall not be indemnified in respect of any Claims or Losses to the extent that they are finally judicially determined to have arisen as a result of (i) any recklessly negligent act or omission, bad faith or willful default of DCL or (ii) its failure to comply with any of its obligations and/or responsibilities under this letter.

5.3
If DCL becomes aware of any Claim relevant for the purposes of subparagraph 5.1, or any matter which may give rise to a Claim, DCL shall promptly notify both ASW and MSA in writing thereof giving particulars of the Claim provided that failure by DCL to notify ASW and/or MSA shall not relieve ASW or MSA from the obligation to indemnify except to the extent that ASW or MSA suffer actual prejudice as a result of such failure. Subject to being indemnified and secured to its reasonable satisfaction by ASW and MSA against any additional or increased Losses it may suffer or incur as a result of so doing, and subject to the requirements (if any) of DCL’s insurers, DCL shall thereafter consult with ASW and MSA regarding DCL’s conduct of the Claim and provide ASW and MSA with such information and copies of such documents relating to the Claim as ASW or MSA may reasonably request in writing provided that DCL shall not be under any obligation to take into account any requirements of ASW or MSA in connection with such conduct nor to provide ASW or MSA with a copy of any document which is or may be privileged in the context of the Claim.

5.4
No claim shall be made against DCL by ASW or MSA to recover any Losses suffered or incurred by ASW or MSA in connection with or arising out of the services rendered or duties performed by DCL hereunder unless and to the extent that they arise as a result of (i) any reckless negligent act or omission, bad faith or wilful default of DCL or (ii) its failure to comply with any of its obligations and/or responsibilities under this letter.

5.5	Any Claims of whatsoever nature which may be made by ASW and/or MSA shall be limited to the amount of fees earned by DCL from ASW.

5.6
If any sum payable under this paragraph 5 shall be subject to a charge to taxation in the hands of DCL, the sum payable shall be increased to such sum as will ensure that after payment of such taxation DCL (after giving credit for any tax relief available to DCL in respect of the costs and liabilities giving rise to such payment) shall be left with a sum equal to the sum that it would have received in the absence of such charge to taxation.

PSG DOYLE CAPITAL LIMITED

5.7
ASW and MSA each agree that they will not, without the prior written consent of DCL, settle or compromise or consent to the entry of any judgement with respect to any pending or threatened Claim in respect of which indemnification may be sought under this paragraph 5 (whether or not DCL is an actual or potential party to such Claim) unless such settlement, compromise or consent includes an unconditional release of DCL from all liability arising out of such Claim.

5.8
If ASW or MSA enter into any agreement or arrangement with any adviser for the purpose of or in connection with any of the above transactions, the terms of which provide that the liability of the adviser to ASW or MSA or any other person is excluded or limited in any manner, and DCL may have a joint and/or several liability with such adviser to ASW or MSA or to any other person arising out of the performance of its duties under this letter, ASW and MSA shall:

5.8.1	Indemnify DCL in respect of any increased liability to any third party which would not have arisen in the absence of such exclusion or limitation; and

5.8.2	Take such other action as DCL may require ensuring that DCL is not prejudiced as a consequence of such agreement or arrangement.

5.9
In this paragraph 5, the expression “DCL” shall include DCL and each of its directors and associate companies and DCL, in receiving such indemnity, is acting for itself and as trustee and agent for each of its directors and associate companies with the intent that such indemnity shall be enforceable by DCL and each of its directors and associate companies, in whose favour this shall operate as a stipluatio alteri, capable of acceptance at any time.

PSG DOYLE CAPITAL LIMITED

If you agree to the terms set out above, please sign the enclosed copy of this letter and return it to us.

Yours faithfully

/s/ Stephen Turner	/s/ Mark Nielsen
Stephen Turner	Mark Nielsen

For and on behalf of: Doyle Capital Limited

We agree to the terms of your letter dated 18 August 2003 of which a copy is set out above.

/s/ Alan Doyle
Director
For and on behalf of:
American Southwest Holdings Incorporated

PSG DOYLE CAPITAL LIMITED

Annexure 1

CORPORATE ADVISORY ROLE

The corporate advisory role includes the following:

1.	Project managing the acquisition, including managing flow of legal documentation and ensuring all components of the acquisition are executed timeously.
2.	Managing external advisers.
3.	Assistance with statutory requirements.
4.	Assistance with negotiations.
5.	Assistance with the due diligence exercise. This includes focusing on high-risk areas.
6.	Assistance with cash flow models, analysis, etc.

PSG DOYLE CAPITAL LIMITED

Annexure 2

ON-GOING ROLE

The ongoing role as corporate adviser will cover the following:

1.	Act as corporate advisers to the Board of ASW on an on-going basis. This includes ad-hoc investigations, financial modelling, providing input into strategy, etc.
2.	Assist ASW with corporate marketing. This includes reviewing press releases year-end results releases, etc.
3.	Assist with marketing ASW to institutional investors. This includes road show presentations, etc.
4.	Work with market makers to develop liquidity and tradability in the ASW share.
5.	Providing on-going secretarial and accounting services in Australia.
6.	Dealing with US based solicitors on the regulatory issues from Australia.
7.	Assist ASW with its listing on an electronic board in the US.